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                                          AMERICAN CONSUMERS, INC.
                                         NET LOSS PER COMMON SHARE

                                                 EXHIBIT 11


                                                    THIRTEEN WEEKS ENDED         THIRTY-NINE WEEKS ENDED
                                              ------------------------------  ------------------------------
                                               February 26,    February 28,    February 26,    February 28,
                                                   2005            2004            2005            2004
                                              --------------  --------------  --------------  --------------

Net loss for computing loss per common share  $    (150,106)  $     (41,738)  $    (252,292)  $     (84,738)
                                              ==============  ==============  ==============  ==============


Weighted average number of common shares
  outstanding during each period                    806,666         814,919         807,424         815,082
                                              ==============  ==============  ==============  ==============


Net loss per common share                     $      (0.186)  $      (0.051)  $      (0.312)  $      (0.104)
                                              ==============  ==============  ==============  ==============
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